EXHIBIT 15

January 27, 2017
Applied Industrial Technologies, Inc.
One Applied Plaza
Euclid Avenue at East 36th Street
Cleveland, Ohio 44115
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the periods ended December 31, 2016 and 2015, as indicated in our report dated January 27, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, is incorporated by reference in Registration Statement Nos. 33-53401, 33-53361, 33-65509, 33-65513, 333-83809, 333-69002, 333-124574, 333-138053, 333-138054, 333-149183, 333-179354, and 333-207922 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Cleveland, Ohio